As filed with the Securities and Exchange Commission on May 17, 2023

Registration No. 333-269516

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SINGLEPOINT INC.
(Exact name of registrant as specified in its charter)

Nevada	5960	26-1240905
(State or jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number

2999 North 44th Street Suite 530

Phoenix, AZ

Telephone: (888) 682-7464

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Ralston

Chief Executive Officer

SinglePoint Inc.

3104 E Camelback Rd. #2137

Phoenix AZ 85016

Telephone: (888) 682-7464

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-269516)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

 EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Singlepoint Inc. (File No. 333-269516), initially filed on February 1, 2023 and declared effective by the Securities and Exchange Commission on February 14, 2023 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of Turner, Stone & Company, L.L.P. with respect to its report dated March 31, 2023 relating to the financial statements of Singlepoint Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2022 and included in the Prospectus Supplement No. 1 dated May 17, 2023 filed pursuant to Rule 424(b)(3), which consent is filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus, as supplemented, and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

Incorporated by Reference
Exhibit No.	Description	Form	File No.	Date Filed	Exhibit No.	Filed Herewith
23.1	Consent of Turner, Stone & Company, L.L.P. with respect to financial statements of Singlepoint Inc.					x

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on May 17, 2023.

Singlepoint Inc.

By:	/s/ William Ralston
William Ralston
Chief Executive Officer, Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ William Ralston	Chief Executive Officer, Director	May 17, 2023
William Ralston	(Principal Executive Officer)

*	President, Chief Financial Officer, Director	May 17, 2023
Corey Lambrecht	(Principal Financial Officer and Principal Accounting Officer)

*	Director	May 17, 2023
Eric Lofdahl

*	Director	May 17, 2023
James Rulfs

* William Ralston, by signing his name hereto, signs the registration statement on behalf of those directors and officers above in whose name an asterisk appears, pursuant to the Power of Attorney duly executed by such directors and officers contained in the signature page to the Registration Statement, as initially filed in the Form S-1 on February 1, 2023

By	/s/ William Ralston
Attorney-in-fact

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